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                                                                      Exhibit 12


                                                  W.R. Berkley Corporation and subsidiaries
                          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                                Nine Months
                                                             Ended September 30,              Year Ended December 31,
                                                            --------- --------- --------- --------- --------- --------- ---------
                                                              1996      1995      1995      1994      1993      1992      1991
                                                            --------- --------- --------- --------- --------- --------- ---------
Income before income taxes and cumulative effect of
  change in accounting principle, but after minority
  interest.................................................  $ 83,612  $ 55,027  $ 78,436  $ 33,542  $ 61,364  $ 54,521  $ 60,084
Add:
  Portion of rents representative of the interest factor...     2,359     2,359     3,146     2,667     2,010     1,760     1,678
  Interest expense.........................................    23,655    21,216    28,209    27,601    25,275    19,266    10,618
                                                             --------  --------  --------  --------  --------  --------  --------
Income as adjusted                                           $109,626  $ 78,602  $109,791  $ 63,810  $ 88,649  $ 75,547  $ 72,380
                                                             ========  ========  ========  ========  ========  ========  ========
Fixed charges:.............................................
  Interest expense.........................................   $23,655  $ 21,216  $ 28,209  $ 27,601   $25,275  $ 19,266  $ 10,618
  Preferred dividends......................................    13,638    10,275    14,041    10,356
  Portion of rents representative of the interest factor...     2,359     2,359     3,146     2,667     2,010     1,760     1,678
                                                             --------  --------  --------  --------  --------  --------  --------
  Total....................................................  $ 39,652  $ 33,850  $ 45,395  $ 40,624  $ 27,285  $ 21,026  $ 12,296
                                                             ========  ========  ========  ========  ========  ========  ========
Ratio of earnings to fixed charges                                2.8       2.3       2.4       1.6       3.2       3.6       5.9
                                                                  ===       ===       ===       ===       ===       ===       ===


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